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Varco Announces Pricing of $200 Million 7 1/4% Senior Notes Due 2011

HOUSTON & ORANGE, Calif--(BUSINESS WIRE)--April 27, 2001--Varco International Inc. (NYSE:VRC - news) announced today that it has priced a private placement of
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$200 million 7 1/4% Senior Notes due 2011.

At the closing of the transaction, the notes will be issued at a price of 98.745% of the principal amount. Varco has the right to redeem the notes at any time for a price equal to the principal amount of the notes being redeemed plus a make-whole premium, if any, determined by reference to a fixed spread of 30 basis points over a specified U.S. Treasury yield.

The transaction is expected to result in net proceeds to Varco of approximately $195.8 million. Varco intends to use a portion of the net proceeds of the note offering to repay its revolving credit facility. The remaining proceeds will be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions of businesses. The closing of the transaction is scheduled for May 1, 2001, subject to satisfaction of customary closing conditions.

These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Varco International Inc. is the world's leading manufacturer and supplier of innovative drilling equipment and rig instrumentation, oilfield tubular inspections and internal coating techniques, solids control systems and services, and coiled tubing and pressure control equipment for both land and offshore drilling operations.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, general economic, financial and business conditions, the potential inability to complete the note offering due to internal or external factors and other factors discussed in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, under the caption "Factors Affecting Future Operating Results."